                                 EMPLOYMENT AGREEMENT



    THIS AGREEMENT, by and between Timothy H. Connor (the "Executive") and Access Health, Inc., a Delaware corporation (the "Company"), shall become effective as of the effective date (the "Effective Date") of the merger contemplated by that certain Agreement and Plan of Reorganization dated as of September 3, 1996, among the Company, Informed Access Systems, Inc. ("Informed Access") and Access Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger Agreement").

    In consideration of the mutual covenants herein contained, and in consideration of the employment of Executive by the Company, the parties agree as follows:

    1.   DUTIES AND SCOPE OF EMPLOYMENT.

         (a) POSITION. The Company agrees to employ the Executive under the terms of this Agreement in the position of Chief Financial Officer and Vice President, Finance and Administration, Informed Access. Executive will report to Joseph P. Tallman.

         (b) OBLIGATIONS. During the term of this Agreement, the Executive shall devote Executive's full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with Executive's responsibilities to the Company and do not represent business conflicts with the Company's business.

         (c) COMPANY POLICIES. Executive shall comply with all of the Company's rules and regulations applicable to the executives of the Company and with all of the Company's policies applicable to other similarly situated executives established by the Company's management and Board of Directors.

    2. BASE COMPENSATION. Beginning on the Effective Date, the Executive shall be paid a base salary (the "Base Compensation") of $100,000 annually, payable bi-weekly. Such Base Compensation will be adjusted to $140,000 ("Target Base Compensation") upon the earlier to occur of (i) such time as the Company has achieved earnings per share of at least $0.22 for the quarter ended March 31, 1997, $0.26 for the quarter ended June 30, 1997, $0.33 for the quarter ended September 30, 1997, or (ii) the first anniversary of the date hereof. Thereafter, the Base Compensation shall be subject to review annually for increases by the Board of Directors in its sole discretion in connection with the annual review of salary and benefits for the Company's management.

    3.   DEFINITIONS.  As used herein, the following definitions shall apply:

         (a) "CAUSE" shall mean the termination of employment of Executive shall have taken place as a result of (i) Executive's continued failure to substantially perform Executive's principal duties and responsibilities (other than as a result of Disability or death) after thirty (30) days written notice from the Company specifying the nature of Executive's failure and demanding that such failure be remedied; (ii) Executive's material and continuing breach of his obligations to the Company set forth in this Agreement, the Confidentiality Agreement (as defined herein), the Non-Competition Agreement (as defined herein) or any written policy of the Company applicable to all officers after thirty
(30) days written notice from the Company specifying the nature of Executive's breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Executive's being convicted of a felony; or (iv) act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company.

         (b) "CONSTRUCTIVE TERMINATION" shall mean a termination of employment due to any of the following unless agreed to by Executive or unless such change is an Approved Change: (i) a reduction in Executive's salary or benefits (except in connection with a decrease to be applied equally to all officers of the Company because the Company's performance has decreased, and excluding the substitution of substantially equivalent compensation and benefits); (ii) a material diminution of Executive's responsibilities (e.g., title, primary duties, resources); (iii) relocation of Executive to a location more than 50 miles from his current location (except to Boulder, Colorado); (iv) failure of a successor to assume and perform under this Agreement; and (v) failure of the Company to operate the Informed Access division substantially in accordance with the charter set forth in Exhibit I (The Informed Access Charter) to the Merger Agreement. "Approved Change" means a change approved by Joe Tallman in his capacity as President of the Informed Access operating entity, or his successor by reason of his death, disability, termination for cause or resignation. If any of the events set forth above shall occur, Executive shall give prompt written notice to the Company and shall have sixty (60) days from the notice or ninety (90) days from the event, whichever is earlier, to exercise his rights to terminate for Constructive Termination or such right shall be deemed waived as to such event, but not as to any future event.

         (c) "DISABILITY" shall mean that the Executive, at the time notice is given, has been unable to perform Executive's duties under this Agreement for a period of not less than ninety (90) days consecutively as the result of Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of Executive's duties hereunder within 90 days of the commencement of leave before the termination of employment under Section 6(b)(iii) becomes effective, the notice of termination shall automatically be deemed to have been revoked. This paragraph will be enforced in compliance with the Americans with Disabilities Act.

    4.   EXECUTIVE BENEFITS.

         (a) GENERAL. During the term of Executive's employment under this Agreement, the Executive shall be entitled to participate in the Company Management Incentive Plan up to 30% of Base Compensation. Awards under such Plan will range from 0% to 30% based upon Executive's performance. In addition, at the time of Executive's first bonus payment following the increase in Base Compensation pursuant to Section 2, Executive will be eligible to receive an additional bonus equal to the difference between Target Base Compensation and Base Compensation during the period from the inception of this Agreement through the Effective Date of the increase in Base Compensation. Performance goals will be established within 3 months of the date hereof and annually thereafter consistent with Company's and Informed Access's business strategy. Executive also shall be entitled to participate in pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid time off (which will accrue for the Executive at a rate of 6.16 hours a pay period beginning on the effective date of this Agreement, or not less than 20 days a year) and similar plans or programs made available to executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program and the decision of the Board of Directors or administrators of such plan.

         (b) EMPLOYMENT CREDIT. Executive will be fully credited for his years of employment by Informed Access as though he had been employed by the Company for all such time for purposes of determining his eligibility for and the extent of benefits available from the Company.

         (c) STOCK AWARDS. The Executive has been granted stock options (the "Options") to purchase 25,000 shares of Common Stock of the Company, effective as of the Effective Date pursuant to Stock Option Agreements in the forms attached hereto as Exhibits A-1 and A-2, which shall be incentive stock options to the maximum extent permitted by the Internal Revenue Code and subject to approval of the Incentive Plan Amendment as defined in the Merger Agreement. The Options shall be exercisable cumulatively to the extent of one-fifth of the total number of shares subject to the Options one year from the Effective Date set forth above and an additional one-fifth of the total shares subject to the Options at the end of each one-year period thereafter. Executive will be eligible to receive additional grants in the sole discretion of the Company's Board of Directors on the same basis as Company's other executives.

              Notwithstanding the foregoing, in the event of (i) a reorganization or merger of the Company with or into any other corporation which will result in the Company's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the corporation which will result in the Company's stockholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being controlled by a single holder; or (iv) a change in the majority of the Company's Board of Directors not approved by at least two-thirds of Company's directors in office prior to such change (any of the foregoing, a "Change of Control"), the Options shall be come fully exercisable.

    5. BUSINESS EXPENSES AND TRAVEL. During the term of Executive's employment under this Agreement, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse

Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

    6.   TERM OF EMPLOYMENT.

         (a) BASIC RULE. The Company agrees to continue Executive's employment, and Executive agrees to remain in the employ of the Company, during the term of this Agreement pursuant to the provisions of this Agreement.

         (b) TERMINATION BY THE COMPANY. The Company may terminate Executive's employment, with Thirty (30) days advance notice in writing, only for Cause or as a result of Death or Disability.

              (i) TERMINATION WITHOUT CAUSE. If the Company terminates Executive's employment during the term of this Agreement for any reason whatsoever, including a Constructive Termination, and other than voluntary termination of employment or Termination for Cause, the provisions of
Section 7(a) shall apply.

              (ii) TERMINATION FOR CAUSE. If the Company terminates Executive's employment for Cause during the term of this Agreement, the provisions of Section 7(b) shall apply.

              (iii) TERMINATION ON DEATH OR DISABILITY. If the Company terminates Executive's employment as a result of Executive's Death or Disability, the provisions of Section 7(c) shall apply.

         (c) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate Executive's employment voluntarily by giving the Company thirty (30) days advance notice in writing, at which time the provisions of Section 7(b) shall apply. However, if the Executive terminates Executive's employment pursuant to this Section 6(c) as a result of the occurrence of any of the events set forth in the definition of a Constructive Termination, the provisions of
Section 7(a) shall apply, provided the Executive has provided written notice to the Company reasonably specifying the reasons why one of such events in the definition of a Constructive Termination has occurred and the Company has not cured such event within twenty (20) days after receipt of such notice.

         (d) WAIVER OF NOTICE. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 6.

    7.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

         (a) PAYMENTS UPON TERMINATION PURSUANT TO SECTION 6(b)(i) AND CONSTRUCTIVE TERMINATION. If, during the term of this Agreement, the Executive's employment is terminated by the Company pursuant to Section 6(b)(i) or voluntarily by the Executive under Section 6(c) as a result of a Constructive Termination, the Executive shall be entitled to receive the following:

              (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Executive his Base Compensation for the remainder of the Term (the "Severance Period") plus any amounts to which Executive is entitled under then current Company policies; provided, however, that if the termination occurs following a Change of Control, the Severance Period shall be twenty-four (24) months. Such Base Compensation amount shall be determined with reference to the Base Compensation in effect for the month in which the date of employment termination occurs; provided, that if the termination occurs prior to the effectiveness of the increase in Base Compensation contemplated by Section 2, Target Base Compensation shall be used to calculate the Severance Payment. Payment of the Severance Payment shall be terminated if Executive materially breaches the terms of the Non-Competition Agreement attached as EXHIBIT B hereto (the "Non-Competition Agreement"), and fails to cure such breach within 30 days of the Company's notice.

              (ii) STOCK OPTIONS. All stock options will become immediately vested and remain exercisable for the remainder of the applicable option term. Executive acknowledges that incentive stock option treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be available unless such options are exercised within the time prescribed in the Code.

              (iii) METHOD OF PAYMENT. The Severance Payment shall be made in bi-weekly payments during the Severance Period; provided, that if the termination occurs following a Change of Control the severance payment shall be paid in a lump sum within three (3) days after such termination.

              (iv) HEALTH AND WELFARE BENEFITS. The Company shall continue to provide health and welfare benefits for the duration of the Severance Period. Such benefits will be discontinued to the extent that Executive receives similar benefits in connection with new employment. Executive will also be entitled to such payments and benefits as may be provided under applicable benefit plans and programs of the Company.

              (v) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Executive and any further accrual of benefits with respect to periods subsequent to the date of the employment termination.

              (vi) NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 7(a) (whether by seeking new employment or in any other manner).

         (b) TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION. If the Executive's employment is terminated pursuant to Section 6(b)(ii) or voluntarily (other than a Constructive Termination) pursuant to Section 6(c), no compensation or payments will be paid or provided to Executive for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, Executive's rights under the benefit plans and option agreements of the Company shall be determined under the provisions of those plans and agreements, provided Executive shall have three
(3) months from the date of termination of employment in which to exercise any non-qualified stock option and three (3) months from the date of termination of employment to exercise any incentive stock option in each case to the extent such options are exercisable as of the date of termination.

         (c) TERMINATION ON DEATH OR DISABILITY. If Executive's employment is terminated because of Executive's death or Disability (as defined in Section 3(c) herein), then no payments shall be owed under this Agreement and Executive shall receive severance and disability payments as provided in the Company's standard benefit plans. Executive's stock options shall be exercisable as provided in such agreements.

    8. PROPRIETARY INFORMATION. The Executive agrees to comply fully with the Company's policies relating to non-disclosure of the Company's trade secrets and proprietary information and processes, as set out in the Confidentiality Agreement set out as EXHIBIT C hereto (the "Confidentiality Agreement").

    9.   SUCCESSORS.

         (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement or by operation of law.

         (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    10. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being mailed by first class mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

    11. TERMINATION OF AGREEMENT. This Agreement shall be for a term of twenty-four (24) months following the Effective Date (the "Term").

    12.  MISCELLANEOUS PROVISIONS.

         (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and an officer or a director of the Company authorized by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes and replaces any and all previous agreements between the Executive and Informed Access regarding compensation or terms of employment. The Executive hereby represents that Informed Access has satisfied in full any compensation or other employment obligations due Executive under any written or oral employment agreements by and between the Executive and Informed Access. This Agreement shall supersede the provisions regarding acceleration of vesting provided in any stock option agreements.

         (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

         (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (e) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sacramento County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         (f) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

         (g) LIMITATION OF REMEDIES. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

         (h) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         (j) REPRESENTATION BY COUNSEL. Executive represents that Executive has had the opportunity to seek independent legal counsel in connection with entering into the Agreement.

         (k) ATTORNEY'S FEES. In any action or arbitration brought under this Agreement, the prevailing party shall be entitled to his attorneys' fees and costs.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                       ACCESS HEALTH, INC.


/s/ Timothy H. Connor              By: /s/ Thomas E. Gardner
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[EXECUTIVE]
                                                     Thomas E. Gardner
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                                          Print Name:


                                                Title: Chief Executive Officer
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